EXHIBIT 99.1

                      CTB TO EXPLORE STRATEGIC ALTERNATIVES


MILFORD, Ind., March 18, 2002 - CTB International Corp. (NASDAQ: CTBC) announced today that it has retained a financial advisor group to develop strategic alternatives available to the Company to enhance shareholder value.

Victor A. Mancinelli, president and chief executive officer, stated that, "Management's primary responsibility is optimizing shareholder value. As such, we have engaged the investment banking firms Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation, both based in New York City, and George K. Baum & Company based in Kansas City, Missouri, to assist in developing and evaluating a number of alternatives to achieve greater shareholder value. These alternatives may include a merger or sale of the Company, or the decision to take no action."

CTB undertakes no obligation to make any further announcement regarding its consideration of strategic alternatives until a final agreement has been signed or a decision not to proceed with strategic alternatives is made.

About CTB
CTB International Corp. is a leading designer, manufacturer and marketer of systems for the poultry, hog, egg production, and grain industries. Celebrating its 50th anniversary this year, CTB operates from facilities in the U.S.A., Europe and Latin America as well as through a worldwide distribution network.

CTB continues to focus on its strategy of emerging as the best-cost manufacturer in the industries it serves, emphasizing its product-driven focus, expanding its global physical presence, extending its competitive advantage through accretive acquisitions and/or other beneficial business arrangements, and enhancing its financial strength.

Disclosure Regarding Forward-Looking Statements
In addition to historical information, this document contains certain statements representing the Company's expectations or beliefs concerning future events. These statements are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a safe harbor for such statements. The use of words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "could," "may," "will" or similar expressions are intended to identify these statements. The forward-looking statements contained in this document include, without limitation, statements related to enhancing and optimizing shareholder value through possible merger or sale of the Company or other alternatives. They also involve certain risks and uncertainties regarding CTB International Corp.'s business and operations and the agriculture industry. The Company's actual results could differ materially from those expressed or implied by such forward-looking statements. The Company cautions that these statements are further qualified by other important factors, including, but not limited to those set forth in the Company's Form 10-K filing and its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to release publicly any revisions to forward-looking statements in this press release to reflect new circumstances or unanticipated events as they occur.